UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2007

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616-820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 3.02      Unregistered Sales of Equity Securities.

On January 1, 2007, Macatawa Bank Corporation (the “Corporation”) completed the acquisition of Benj. A. Smith & Associates, Ltd., a Michigan corporation and investment adviser (“Smith & Associates”). Smith &Associates was merged with and into the Corporation, pursuant to the terms of an Agreement and Plan of Merger, dated October 11, 2006, by and among the Corporation, Smith & Associates and Benj. A. Smith, III. The Agreement and Plan of Merger was filed as Exhibit 10.1 to the Corporation’s Form 8-K dated October 11, 2006.

The purchase price is $3,150,000, less any liabilities of Smith & Associates as of the closing date. In addition, one $300,000 contingent payment will be made if revenue from transferred account balances, principal additions to transferred account balances generated by Mr. Smith and new accounts generated by Mr. Smith exceeds $1,600,000 in 2007 and an additional $300,000 contingent payment will be paid if such revenue exceeds $1,700,000 in 2008. The purchase price and the contingent payments will be paid in common stock of Macatawa valued at the average closing price during the month of September, 2006 ($23.0035 per share). This will result in the issuance of approximately 136,956 shares of Corporation common stock to Mr. Smith, plus up to an additional 26,082 shares if both revenue targets are achieved.

The issuance of the shares is exempt from registration as a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2007	MACATAWA BANK CORPORATION By /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer